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                                                                 EXHIBIT 11.1
                              BIO-VASCULAR, INC.
                    COMPUTATION OF INCOME (LOSS) PER SHARE
                       (In thousands, except share data)
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                                               Three Months Ended          Nine Months Ended
                                                    July 31,                   July 31,
                                                   (unaudited)                (unaudited)



                                               1996           1995        1996         1995
                                             ---------     ---------    ---------    ---------
Per share data:
 Net income (loss)........................   $    (177)    $     475    $       4    $     597
                                             =========     =========    =========    =========

Net income (loss) per common and
common equivalent share, primary:
 Net income (loss)........................   $    (.02)    $     .06    $     .00    $     .07
                                             =========     =========    =========    =========

Net income (loss) per common and
common equivalent share, fully diluted:
 Net income (loss)........................   $    (.02)    $     .06    $     .00   $      .07
                                             =========     =========    =========   ==========
WEIGHTED AVERAGE NUMBER
OF COMMON AND COMMON
EQUIVALENT SHARES

Primary:
  Weighted average number of
  common shares outstanding...............   9,439,783     7,434,855     9,386,040   7,998,155

  Common equivalent shares:
   Dilutive stock options and warrants,
   using Treasury Stock Method............          --       719,775       473,869     601,373
                                             ---------     ---------     ---------   ---------
                                             9,439,783     8,154,630     9,859,909   7,998,155
                                             =========     =========     ==========  =========
  Fully diluted:
   Weighted average number of common
   shares outstanding.....................   9,439,783     7,436,355     9,386,040   7,396,783

  Common equivalent shares:
   Dilutive stock options and warrants,
   using Treasury Stock Method............          --       936,572       483,529     810,551
                                             ---------     ---------     ---------   ---------
                                             9,439,783     8,372,927     9,869,569   8,207,334
                                             =========     =========     =========   =========
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